Exhibit 16.01

Auditors' Letter Regarding Change in Auditor

April 27, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BRF Brasil Foods S.A. and, under the date of April 27, 2012, we reported on the consolidated financial statements of BRF Brasil Foods S.A. as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011. On November 24, 2011, we were formally notified that we were dismissed.

We have read BRF Brasil Foods S.A. statements included under item 16F of its Form 20F dated April 27, 2012, and we agree with such statements.

Very truly yours,

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes
São Paulo, Brazil

KPMG Auditores Independentes, uma sociedade brasileira, simples e firma-membro da rede KPMG de firmas-membro independentes e afiliadas 8 KPMG International Cooperative ("KPMG International"), uma entidade suiga

KPMG Auditores lndependen tes, a Brazilian entity and a member firm of the KPMG network of Independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity